Exhibit 10.10

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

SALK INSTITUTE FOR BIOLOGICAL STUDIES

AND

ACCELERON PHARMA INC.

ACTIVIN RECEPTORS (TYPE IIA) AND RELATED SUBJECT MATTER

FOR THERAPEUTIC AND DIAGNOSTIC PURPOSES

1	DEFINITIONS	2

2	GRANT OF RIGHTS	7

3	PAYMENTS	10

4	OWNERSHIP OF INTELLECTUAL PROPERTY	14

5	BIOLOGICAL MATERIALS	15

6	DISCLAIMERS	16

7	INDEMNIFICATION AND INSURANCE	18

8	PROSECUTION AND MAINTENANCE OF PATENT RIGHTS	20

9	REPORTING, VERIFICATION AND PAYMENT	24

10	TERM AND TERMINATION	25

11	CONFIDENTIAL INFORMATION	28

12	CHOICE OF LAW; DISPUTE RESOLUTION	29

13	COMMERCIALIZATION	30

14	ADDRESSES	32

15	MISCELLANEOUS	32

LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) is made and entered into as of August 10, 2010, (the “Effective Date”) by and between the Salk Institute for Biological Studies, a nonprofit public benefit corporation organized under the laws of the State of California (“Salk”), and Acceleron Pharma, Inc., a corporation organized under the laws of the State of Delaware (“Licensee”).

WHEREAS, Salk is the owner of certain Patent Rights (as hereinafter defined) and of Biological Materials (as hereinafter defined) relating to same;

WHEREAS, the development of the inventions listed in Schedule A was sponsored in part by the National Institutes of Health and, as a consequence, Salk is subject to obligations to the Federal Government as set forth in 35 U.S.C. §200 et seq.;

WHEREAS, Salk desires that the Patent Rights and Biological Materials be developed and utilized to the fullest extent possible so that products resulting therefrom may be available for public use and benefit;

WHEREAS, Salk has determined that the best method for disseminating the Patent Rights and Biological Materials is through the grant of a license to an entity willing to establish a program to develop therapeutic and/or diagnostic products covered by such Patent Rights and Biological Materials;

WHEREAS, Licensee represents that it has the intent and has reasonable expectations of having the resources to develop and market products based upon the Patent Rights and Biological Materials;

WHEREAS, Licensee wishes to obtain, and Salk is willing to grant, a license to the Patent Rights and Biological Materials, subject to the terms set forth below; and

WHEREAS, Licensee and Salk are parties to that certain Exclusive License Agreement, effective as of May 10, 2004 (the “Original Agreement”) and as amended February 12, 2008 (collectively with the Original Agreement, the “Prior Agreements”), and desire to amend and restate the Prior Agreements in their entirety and to accept the rights created pursuant to this Agreement and the companion agreement effective as of August 11, 2010 relating to Activin Receptors (Type IIB) in lieu of the rights granted to them under the Prior Agreements.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties hereby agree as follows:

1                                         DEFINITIONS.

1.1                               The term “ActRIIa Product” means:

(a)(i) any protein containing at least twenty-five (25) consecutive amino acids from the extracellular portion of human ActRIIa, murine ActRIIa or a vertebrate ortholog thereof, (ii) any dimers or multimers of (a)(i), and (iii) any nucleic acid encoding a protein of (a)(i) or (a)(ii); or

(b)(i) any antibody or portion thereof that binds specifically to a protein described in (a)(i) or (a)(ii) and (ii) any nucleic acid encoding an antibody of (b)(i).

1.2                               The term “Affiliate” shall mean any entity that controls, is controlled by or is under common control with Licensee, where “control’ means beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

13                                  The term “Biological Materials” shall mean the materials supplied by Salk (initially identified in Exhibit B and any additional materials transferred during the Term)

together with any progeny, mutants, or derivatives thereof supplied by Salk or created by Licensee from such materials.

1.4                               The term “Commercial Sale” shall mean any transaction, following receipt of all necessary governmental approvals to market a Licensed Product, that transfers to a purchaser, for value, physical possession of and title to a Licensed Product, after which transfer the seller has no right or power to determine the purchaser’s resale price. Transfer of possession and title to an Affiliate or Sublicensee shall not constitute a Commercial Sale unless the Affiliate or Sublicensee is an end user of the Licensed Product.

1.5                               The term “FDA” shall mean the United States Food and Drug Administration .

1.6                               The term “Licensed Product” shall mean any Primary Licensed Product and/or Secondary Licensed Product.

1.7                               The term “Licensed Technology” shall mean the Patent Rights and the Biological Materials.

1.8                               The term “Loss” shall have the meaning set forth in Section 7.1 hereof.

1.9                               The term “Net Sales” shall mean the gross sales by Licensee, its Affiliates or Sublicensees in the Commercial Sale of Licensed Product less the following items if separately stated on purchase orders, invoices, or other documents of sale:

(a)                                 outbound shipping, storage, packing and insurance expenses, each as actually paid or allowed;

(b)                                 amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions;

(c)                                  sales and other excise taxes, use taxes, tariffs, export license fees and duties actually paid or allowed; and

(d)                                 trade, quantity and cash discounts to the extent allowed and taken.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee, its Affiliates or Sublicensees and on its payroll, or for cost of collections.  Net Sales shall occur on the date of receipt of payment for a Licensed Product.

Notwithstanding the foregoing, in the event a Licensed Product is sold in conjunction with another active component so as to be a combination product (whether packaged together or in the same therapeutic formulation), Net Sales shall be calculated by multiplying the Net Sales of such combination product by a faction, the numerator of which shall be the average wholesale price of the Licensed Product as if sold separately (determined in accordance with generally accepted accounting principles), and the denominator of which shall be the aggregate average wholesale price of all the active components of such combination product, including the Licensed Product, as if sold separately. In the event no such separate sales are made by Licensed or its Affiliates, Net Sales of the combination product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith prior to any sale of such combination product, which shall be based upon the respective estimated commercial values of the active components of such combination product.

Net Sales shall include the fair market value of any non-cash consideration received by Licensee, its Affiliates or Sublicensees for the sale, lease or transfer of Licensed Products.

1.10                        The term “Patent Costs” shall mean out-of-pocket expenses incurred by Salk in connection with the preparation, filing, prosecution, maintenance, and interference proceedings of patent applications and patents in the United States, including the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but excluding costs associated with any patent infringement actions.

1.11                        The term “Patent Rights” shall mean inventions claimed in below-described (a), (b), (c), (d), (e), (f) and (g), and inventions not claimed but for which support is found in (a), (b), (e), (d),(e), (f) and (g).

(a)                                 Patent applications listed in Exhibit A and patents issuing therefrom.

(b)                                 Patents listed in Exhibit A.

(c)                                  Divisional applications and continuation applications that claim the benefit of priority to any of the patents described in (a) or (b) or patent applications described in (a) or (b) and patents issuing therefrom.

(d)                                 Continuation-in-part applications only to the extent the invention(s) are supported by the patents described in (a) or (b) and patent applications described in (a) or (b) and patents issuing therefrom.

(e)                                  Reissue patents and reexamination patents related to patents described in (a), (b), (c) and (d).

(f)                                   Any and all foreign counterparts of the patent applications and patents described in (a), (b), (c), (d) and (e).

(g)                                 Any extensions, supplementary protection certificates, and patents of addition of any of the patent applications and patents described in (a), (b), (c), (d), (e) and (f).

1.12                        The term “Primary Licensed Product” shall mean any therapeutic product that is an ActRIIa Product the use, sale or practice of which is covered by a Valid Claim included in the Patent Rights.

1.13                        The term “Secondary Licensed Product” shall mean any therapeutic and diagnostic product that is an ActRIIa Product, other than a Primary Licensed Product, discovered, developed and/or identified using the Patent Rights, to the extent covered by a Valid Claim, or the Biological Materials, including small molecules identified by screening. Without limiting the foregoing, Secondary Licensed Product includes any ActRIIa Product that is a derivative compound developed from a compound discovered or identified using the Licensed Technology and any Primary Licensed Product no longer covered by a Valid Claim in the Patent Rights.

1.14                        The term “Sublicensee” shall mean any non-Affiliate grantee of a Sublicense or a Sub-sublicense (as defined in Section 2.2). The term “Direct Sublicensee” shall mean any non-Affiliate grantee of a Sublicense granted by Licensee of any of the rights granted to Licensee under Section 2.

1.15                        The term “Sublicensing Revenue” shall mean all upfront, license, and technology access fees, product milestone payments (whether research, preclinical or developmental), and other remuneration, however characterized (except for direct reimbursement of fully burdened research or sales personnel expenditures at rates consistent with current industry standards and payments based on the level of sales, profits or other levels of commercialization derived from Net Sales of Licensed Products by Sublicensees (including, without limitation, Licensee’s royalties on net sales and/or sharing of Sublicensee’s profits with Licensee)), owed to or received by Licensee under any Sublicense or Sub-sublicense of the rights granted hereunder with a third party for the use of the Licensed Technology by the third party and/or the sale by a third party of any Licensed Product. Any non-cash consideration received by Licensee from Sublicensees shall be valued at its fair market value as of the date of receipt. For equity investments received by Licensee under any Sublicense or Sub-sublicense of the rights granted hereunder, Sublicensing Revenue shall only include the amount over 130% of the then fair market value of Licensee’s equity. Fair market value of equity will be determined as follows:

if, at the time of such investment, the shares of Licensee are quoted on a securities exchange or listed on an automatic quotation system (“listed shares”), then the fair market value shall be the closing price of the Licensee’s stock on the date of such investment;

if, at the time of such investment, the shares of Licensee are not listed shares and an arms length equity placement has been made within the six months preceding a sublicense agreement, the share price actually used for that transaction will be deemed to be the applicable fair market value unless Licensee can show some material advancement or achievement of a milestone that has occurred in the intervening period; or

if, at the time of such investment, the shares of Licensee are not listed shares and there has not been an arms length equity financing within the six months preceding a sublicense agreement, then the Board of Directors of Licensee will, in good faith, determine the fair market value.

1.16                        The term “Term” shall have the meaning set forth in Section 10.1 hereof,

1.17                        The term “Valid Claim” shall mean any issued claim in a patent within the Patent Rights, which issued claim has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review; and, any pending claim in a patent application within the Patent Rights to the extent that any such patent application has not been pending for more than five (5) years. If an irrevocable judgment holds any claim invalid, Licensee and its Affiliates shall thereafter be relieved of any future obligations under this Agreement in respect to such claim.

2                                         GRANT OF RIGHTS.

2.1                               Patent Rights and Biological Materials.  Salk hereby grants to Licensee subject to the terms and conditions hereof:

(a)                                 an exclusive, worldwide license, including the right to grant sublicenses, under the Patent Rights to develop, have developed, make, have made, use, have used, import, have imported, offer for sale, sell and have sold Primary Licensed Products, and

(b)                                 a nonexclusive license, including the right to grant sublicenses subject to the limitations set forth in Section 2.2(a), under the Patent Rights to develop, have developed, make, have made, use, have used, import, have imported, offer for sale, sell and have sold Secondary Licensed Products, and

(c)                                  a commercial license to use the Biological Materials to develop, have developed, make, have made, use, and have used any Licensed Product for the Term defined in Section 10.1.

2.2                               Sublicenses and Sub-sublicenses.

(a) Sublicenses. Licensee shall have the right to grant sublicenses consistent with this Agreement (“Sublicenses”). The rights granted under Section 2.1(b) are sublicensable by Licensee, except that Licensee shall not have the right to grant sublicenses under the Patent Rights for the purpose of the discovery or identification of Secondary Licensed Products. Notwithstanding the foregoing, Licensee shall have the right to grant sublicenses to all of the rights granted under Section 2.1(b) if such sublicense is in connection with a sublicense of a Primary Licensed Product (including a Primary Licensed Product that subsequently becomes a Secondary Licensed Product) or in connection with a sublicense of a Secondary Licensed

Product that is first discovered or identified by Licensee. Licensee agrees that any Sublicenses granted by it shall include Sections 4, 5.2(a), 7, 8.4, 9.2, 11, 13.5 and 15.7 of this Agreement. Licensee is responsible for timely enforcement of Sublicense agreements. Failure to enforce any of the provisions set forth in the fourth sentence of this Section will be considered a breach of this Agreement and cause for termination under Section 10.2(b).

(b) Sub-sublicenses. Direct Sublicensees shall have the right to grant further sublicenses consistent with this Agreement (“Sub-sublicenses”). Rights granted under Subsublicenses shall not be further sublicensed without Salk’s prior written approval, which approval shall not be unreasonably withheld, and any unapproved sublicense of rights granted under a Sub-sublicense shall be null and void. Each Sub-sublicense and further sublicenses granted by Sub-sublicensees shall include Sections 4, 5.2(a), 7, 8.4, 9.2, 11, 13.5 and 15.7 of this Agreement. Licensee is responsible to Salk for timely enforcement of Sub-sublicense agreements. Failure to enforce any of the provisions set forth in the third sentence of this Section will be considered a breach of this Agreement and cause for termination under Section 10.2(b).

(c) Sublicenses and Sub-sublicenses Generally. Licensee agrees that no Sublicense or Sub-sublicense shall contain any provision that would cause any Sublicense or Sub-sublicense granted hereunder to extend beyond the term of the Agreement. Licensee further agrees to deliver in confidence to Salk for informational purposes a true and correct copy of each Sublicense and Sub-sublicense, and any modification, or termination thereof, within forty-five (45) days after execution of each such Sublicense, Sub-sublicense, or modification, or termination thereof; provided that any such copy may be redacted to remove any confidential, proprietary or competitive information of Licensee or its Sublicensee, but such copy shall not be redacted to the extent that it impairs Salk’s ability to ensure compliance with this Agreement. Failure to provide such copy will be considered a breach of this Agreement and cause for termination under Section 10.2(b). Upon termination of this Agreement for any reason, Salk will stand in the place of Licensee with respect to any Direct Sublicensee and such Sublicense will survive in accordance with its terms as long as the Direct Sublicensee is current on its payment obligations under the sublicense agreement and agrees to pay Salk the future annual maintenance fees due under Section 3.2 and Patent Costs due under Section 8.2(b).

Salk agrees to negotiate in good faith with any third party requested by Licensee for the grant of a non-exclusive license to the Patent Rights consistent with the grant of rights set forth in Section 2.1(b) hereof.

2.3                               Government Rights. Licensee acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention in the Patent Rights, to the extent set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.4                               Retained Rights. Under the license granted herein, Salk reserves the right to use for research purposes including sponsored research and collaborations, as long as the other party to the sponsored research or collaboration does not obtain rights to Licensed Technology which have already been granted exclusively under this Agreement, and the right to allow other nonprofit or academic institutions to use for internal, non-commercial research purposes, any Patent Rights and Biological Materials licensed hereunder, without Salk or such other institutions being obligated to pay Licensee royalties or other compensation. Salk shall have no obligation to notify or inform Licensee of such use; provided, however, in the event Salk alone or jointly with any nonprofit or academic institution conceives, reduces to practice or otherwise develops any inventions, discoveries, or designs using the Licensed Technology (an “Invention”), Salk shall notify Licensee of any Invention which Salk has control over the patenting and licensing of Salk’s rights, which notification shall include a reasonably detailed description of such Invention. If Licensee desires a license to Salk’s rights in any Invention disclosed to it pursuant to this Section, Licensee shall so notify Salk within thirty (30) days of disclosure thereof. If a license is requested by Licensee, the parties shall negotiate in good faith, for a period of not less than ninety (90) days from the date of Licensee’s request, the terms of a license of such Invention to Licensee. If the parties are unable, despite such good faith efforts, to reach agreement on the terms of any such license, then Salk shall be free to negotiate a license to such Invention with any third party; provided that Salk shall not enter into any such license with a third party on terms more favorable to such third party in the aggregate, than the terms last offered by Salk to Licensee.

2.5                               No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or patent rights of Salk or any other entity other than the Patent Rights, regardless of whether such technology or patent rights shall be dominant or subordinate to any Patent Rights.

3                                         PAYMENTS.

3.1                               License Fee. As partial consideration for the rights granted to Licensee pursuant to the Original Agreement, and as a nonrefundable license fee, within fifteen (15) business days following May 10, 2004, Licensee issued to Salk 250,000 shares (valued at $1.00 per share) of common stock of Licensee (the “Shares”). Salk recognizes that Licensee has issued and may issue additional ownership securities of the same or different class for such consideration as Licensee directors shall deem appropriate. As of May 10, 2004, Licensee represented and warranted that (i) the execution and delivery of the Original Agreement and the payment of the cash portion of the license fee and issuance of Shares were duly and validly authorized by all necessary corporate action by Licensee, (ii) the issuance of Shares were not subject to any preemptive or similar rights, except for any such rights which were waived or otherwise complied with, and (iii) the authorized capital stock of Licensee did consist of 38,000,000 shares of Common Stock, of which 5,006,000 shares were issued and outstanding, 25,550,000 shares of Preferred Stock, of which 9,203,710 shares were issued and outstanding, and outstanding options, warrants or other rights to acquire capital stock of Licensee covered an aggregate of 148,315 shares of its capital stock.

3.2                               Annual Maintenance Fees. Licensee agrees to pay to Salk the greater of (i) Twenty Five Thousand Dollars ($ 25,000.00) or (ii) the amount payable to Salk under Section 3.5 hereof in respect of annual license or maintenance fees paid by Sublicensee(s) of Licensee in cash per year (the “Maintenance Fee”), beginning and due on the two-year anniversary date of the Effective Date and due on the anniversary date each year thereafter. The Maintenance Fee is non-refundable and not subject to proration. This Maintenance Fee will be credited against the royalties due under Section 3.4 for the calendar year in which the annual payment was made and will be credited on a dollar-for-dollar basis up to the full amount of the Maintenance Fee paid for such year. An annual Maintenance Fee payment made in one calendar year is not creditable against royalties accruing in a different calendar year.

3.3          Milestone Payments. Licensee shall provide Salk with written notice within thirty (30) days of each achievement by Licensee or its Affiliates of each of the milestone events set forth below. Salk acknowledges that as of the Effective Date certain milestones, indicated below, have been achieved and payment has been received by Salk. Except for those payments already made, within fifteen (15) days after delivering each such notice, Licensee shall pay to Salk the amounts set forth below in cash:

Milestones for the first Primary Licensed Product:

First demonstration of in vivo efficacy: $25,000 (paid, ACE-011)

Initiation of IND-enabling toxicity studies: $70,000 (paid, ACE-011)

First administration to humans in a clinical trial: $100,000 (paid, ACE-011)

Completion of Phase II Clinical: $250,000

Submission of NDA to FDA: $300,000

Approval of NDA by FDA: $1,250,000

Milestones for subsequent Primary Licensed Products:

First demonstration of in vivo efficacy: $25,000

Initiation of IND-enabling toxicity studies: $37,500

First administration to humans in a clinical trial: $50,000

Completion of Phase II Clinical: $125,000

Submission of NDA to FDA: $150,000

Approval of NDA by FDA: $500,000

Milestones for the first Secondary Licensed Product:

First administration to humans in a clinical trial: $50,000

Completion of Phase II Clinical: $100,000

Submission of NDA to FDA: $200,000

Approval of NDA by FDA: $300,000

Milestones for the second and third Secondary Licensed Products:

First demonstration of in vivo efficacy: $10,000

Initiation of IND-enabling toxicity studies: $12,500

First administration to humans in a clinical trial: $25,000

Completion of Phase II Clinical: $50,000

Submission of NDA to FDA: $100,000

Approval of NDA by FDA: $150,000

The term “First demonstration of in vivo efficacy” shall mean first results indicating that a Licensed Product has the statistically significant (p < 0.01) desired effect in an animal model of human disease.

The term “IND-enabling toxicity studies” shall mean the specific preclinical studies that yield data in animals which when completed will satisfy regulatory requirements for a successful IND filing with the FDA, but for clarification, the milestone payment is due at initiation of the study.

The term “Completion of Phase II Clinical Study” shall mean completion of the Phase II clinical study in which the primary end point of the study has been met according to the predetermined statistical analysis plan and that enables the initiation of one or several Phase III registration studies intended to be used for filing an NDA or BLA with the FDA.

The term “New Drug Application (“NDA”)” shall mean a New Drug Application pursuant to 21 U.S.C. Section 505 (b)(1), or a Biological License Application (BLA) pursuant to 21 CFR 601.2 or PLA or similar application for marketing approval of Licensed Products in the United States.

The term “NDA Approval” shall mean receipt of marketing authorization by the FDA for a Licensed Product.

For the avoidance of doubt, for a particular Licensed Product, written notice and a payment is required the first time each milestone is achieved, but no additional written notice or payment is due to the extent that for the same Licensed Product a milestone is achieved again (e.g. a second in vivo experiment is successfully completed) for the same indication. Any derivatives and modifications of a Licensed Product are considered distinct Licensed Products, other than modifications which are limited to changes in the formulation of a Licensed Product. Also for the avoidance of doubt, a different indication must be a distinct and different disease state, and not a subset of the same disease or a label extension (e.g., secondary progressive multiple sclerosis is the same disease state, and therefore the same indication, as relapsing remitting multiple sclerosis). For the same Licensed Product being developed in a distinct indication, only the milestones from phase II forward are relevant, and payable.

If Licensee makes one or more of the milestone payments with respect to a Licensed Product but development of such Licensed Product is dropped or suspended before it achieves all of the final milestone(s), Licensee shall only be required to make the milestone payments on a follow-on Licensed Product that were not made previously; provided, that such follow-on Licensed Product is being developed for the same indication as the previous Licensed Product.

For the avoidance of doubt, no payment shall be due to Salk pursuant to this Section 3.3 hereof if milestone events for said Licensed Product are achieved by a Sublicensee.

Failure to make any milestone payment when due is considered a breach of this Agreement and cause for termination under Section 10.2(b).

3.4          Royalty Payments.

(a)           Primary Products. Licensee shall pay to Salk a royalty of three and one half percent (3.5%) on Net Sales of Primary Licensed Products, on a country by country and Primary Licensed Product by Primary Licensed Product basis through the period ending on the expiration of the last to expire of the Valid Claims included in the Patent Rights covering such Primary Licensed Product (the “Patent License Period”); provided that, if the Patent License Period for any Primary Licensed Product ends prior to the eleventh (11th) anniversary of the Effective Date, the Licensee shall pay Salk a royalty of one percent (1%) on Net Sales of Primary Licensed Products until the 11th anniversary of the Effective Date (as such Patent License Period may be extended, the “Primary Licensed Term”).

(b)           Secondary Products. Licensee shall pay Salk a royalty of one percent (1%) on Net Sales of Secondary Licensed Product until the fifteenth (15th) anniversary of the Effective Date (the “Secondary License Term”).

(c)           Royalty Payment Terms. Royalty payments shall be made in accordance with Section 9.

(d)           Third Party Payments. In the event that Licensee is required to make payments to a third party to make, use, or sell Licensed Products, Royalties on Net Sales due to Salk hereunder will be subject to reduction by an amount equal to 50% of the amounts paid to any such third party; provided that, in no event will such Royalties be reduced to an amount less than 50% of the Royalty stated above.

3.5          Other Payments. Licensee shall pay to Salk a share of Sublicensing Revenue as defined in Section 1.15 as follows:

25% of amount of Sublicensing Revenue received if sublicense granted prior to filing of IND for a Licensed Product

15% of amount of Sublicensing Revenue received if sublicense granted prior to initiation of the first Phase II clinical trial for a Licensed Product

10% of amount of Sublicensing Revenue received if sublicense granted anytime after the initiation of the first Phase II clinical trial for a Licensed Product.

With respect to Sublicensing Revenue received by Licensee pursuant to the Collaboration, License and Option Agreement by and between Acceleron Pharma Inc. and Celgene Corporation, executed February 20, 2008, Licensee shall make payments under this Section 3.5 as described in the “Letter Agreement Concerning Payment of Sublicense Revenues” dated March 30, 2009 and attached hereto as Exhibit D.

Notwithstanding the foregoing, no payment shall be due to Salk under this Section on or after the second anniversary of the Effective Date in respect of annual license or maintenance fees paid by Sublicensee(s) if such payments are less than $25,000 per year. If such payments are greater than $25,000 per year, then the payment of such amount shall also constitute the payment due to Salk pursuant-to Section 3.2 hereof.

4              OWNERSHIP OF INTELLECTUAL PROPERTY.

Licensee (for itself, its Affiliates and Sublicensees) acknowledges and agrees that Salk is and shall remain (as to Licensee) the owner of the Patent Rights, subject to the rights of the Federal Government as set forth in 35 U.S.C. §200 et seq., and that Licensee (including its Affiliates and Sublicensees) has no rights in or to the Patent Rights other than the rights specifically granted herein.

5              BIOLOGICAL MATERIALS

5.1          Availability. Upon execution of this Agreement, Salk or its designee shall make available to Licensee the Biological Materials described in Exhibit B. Thereafter, Licensee may request and obtain from Salk additional quantities of said Biological Materials that Salk has in its possession and does not need for its own research or to meet other contractual obligations, at reasonable charge by Salk for handling and shipping. If Salk fails to fulfill the request of Licensee for Biological Materials, Licensee shall be free to produce such Biological Materials itself, or to purchase such Biological Materials from a third party.

5.2          Title and Improvements.

(a)           Title to Biological Materials shall remain with Salk. Licensee shall have only the right to use Biological Materials in accordance with the grant of rights under Section 2 hereof, and shall not use Biological Materials for any other purpose. Licensee shall not permit Biological Materials or any sample thereof to be distributed or delivered to any person whatsoever, other than to its own employees and those of its Affiliates and Sublicensees to be used as permitted herein.

(b)           To the extent permitted by any agreement between Licensee and any third party, Licensee shall notify Salk of any improvements (including, but not limited to, derivatives and variants) to the Biological Materials made by Licensee, irrespective of whether any such improvements were made in collaboration with Salk or any of its employees. At Salk’s request and expense, Licensee shall provide Salk with reasonable quantities of such improvements, and scientists at Salk shall have the right to use them for internal, non-commercial research at Salk. Inventorship of such improvements will be determined in accordance with U.S. patent laws. Salk agrees that it will not publish the results of any research conducted using improvements made solely by Licensee except in accordance with the provisions of this Section. Prior to publishing any such results, Salk shall provide a draft of any manuscript to Licensee. Licensee shall have fifteen (15) days to review such manuscript to determine if any confidential information of Licensee or patentable subject matter is included in such manuscript. If Licensee reasonably determines that any confidential information of Licensee is contained in such manuscript, in which event Salk shall remove such confidential information. If Licensee reasonably determines that any patentable subject matter is disclosed in such manuscript, then, at Licensee’s request, Salk shall delay submission of such manuscript for publication for a period of up to sixty (60) days to enable Licensee or, pursuant to the terms of this agreement, Salk to file a patent application covering such patentable subject matter.

5.3          Acknowledgment. Licensee acknowledges that Biological Materials are experimental in nature and may have unknown characteristics. Licensee agrees that Biological Materials provided by Salk shall not be used in humans, including for purposes of therapy or diagnostic testing. Licensee further agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of Biological Materials and all products derived therefrom.

5.4          Representation. Licensee shall comply with all applicable Governmental laws and regulations, and with all published Governmental guidelines, pertaining to the use, handling, storage, transportation, disposition and containment of Biological Materials and all products derived therefrom.

5.5          No Warranty. BIOLOGICAL MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

6              WARRANTIES AND DISCLAIMERS.

6.1          Representations by Salk. Salk hereby represents and warrants to Licensee that (1) it has not granted any rights to any third party inconsistent with the rights granted to Licensee hereunder, (ii) it has not received any notice of infringement or invalidity from any third party relating to the Patent Rights, and (iii) all improvements to the technology covered by the Patent Rights arising from research funded by the Research Development Foundation in Wylie Vale’s laboratory are controlled by the Research Development Foundation, and Salk will promptly notify Licensee in the event that such control changes.

6.2          Warranty Disclaimer. Nothing in this Agreement is or shall be construed as:

(a)           a warranty or representation by Salk as to the validity or scope of any Patent Rights;

(b)           a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties;

(c)           an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Section 8.3; or

(d)           a grant by implication, estoppel, or otherwise of any licenses under patent applications or patents of Salk or other persons other than as provided in Section 2 hereof.

6.2          No Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SALK MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3          Disclaimer of Liability.  In no event shall Salk be liable for any incidental, special or consequential damages resulting from the exercise of Licensee’s rights under the license granted pursuant to this Agreement or the use of the Licensed Technology.

7              INDEMNIFICATION AND INSURANCE.

7.1          Indemnification. Licensee agrees to indemnify, hold harmless and defend Salk, its trustees, officers, employees and agents, the sponsors of the research that led to the Licensed Technology and the inventors of the patents and patent applications included in the Patent Rights against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes of action brought by third parties and arising out of (a) the development, manufacture, storage, sale or other distribution, or any other use of Licensed Products or Licensed Technology, or exercise of rights granted hereunder, by Licensee, its Affiliates or Sublicensees, distributors, agents or representatives; (b) the use by end-users and other third parties of Licensed Products or Licensed Technology; and/or (c) any representation, warranty or statement by Licensee or its Affiliates, Sublicensees, distributors, agents or representatives, concerning Salk, the Licensed Technology or the Patent Rights (collectively, a “Loss”), except to the extent that any such Loss arises out of any breach of a representation made by Salk hereunder or the gross negligence or willful misconduct of Salk. In the event any such claims, demands or actions are made, Licensee shall defend Salk at Licensee’s sole expense by counsel selected by Licensee. No settlement, consent judgment or other voluntary final disposition may be entered into without the prior written consent of Salk, which consent shall not be unreasonably withheld. Salk shall give Licensee prompt written notice of any action for which indemnification is sought hereunder. Licensee shall be relieved of its obligations under this Section to the extent that any delay in such notification prejudices or impairs Licensee’s ability to defend such action. Salk shall, at Licensee’s expense, cooperate fully in the defense of any such action.

7.2          Insurance.

(a) In addition to the foregoing, Licensee shall maintain, during the Term (as defined below), comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Licensee, it Affiliates and Sublicensees, if any, contemplated by this Agreement in an amount not less than one million dollars ($1,000,000) per specific occurrence and one million dollars ($1,000,000) for aggregate liability insurance. Not less than thirty (30) days before the earlier date upon which Licensee or its Affiliates or Sublicensees (i) tests Licensed Products in a clinical trial involving more than 100 human subjects for purposes of diagnosis or treatment, or (ii) makes a First Commercial Sale of any Licensed Product, License shall obtain products liability coverage in an amount of not less than three million dollars ($3,000,000) per specific occurrence and a minimum limit of three million dollars ($3,000,000) for aggregate liability insurance. Such product liability insurance shall include Salk as a named insured, shall require prior notice to Salk before cancellation, shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and should be placed with carriers with ratings of at least A- as rated by A.M. Best. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

(b)  Within thirty (30) days of the Effective Date of this Agreement, Licensee shall furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and provide Salk with copies of subsequent annual Certificates of Insurance. Licensee shall provide Salk with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. It is the intention of the parties hereto that Licensee shall, throughout the term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Section, Failure of Licensee to comply with this requirement shall be considered a breach of the Agreement and cause for termination under Section 10.2(b).

(c)  If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Salk at its sole discretion.

(d)  Licensee shall maintain commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) any period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee, a Sublicensee, Affiliate or agent of Licensee; and (ii) thereafter for a period of five (5) years.

8              PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

8.1          Prosecution and Maintenance.

(a)           Salk shall have first right over prosecution and maintenance of the patent applications and patents contained in the Patent Rights. In the event that Salk does not exercise its rights, Licensee will have the right to proceed with prosecution and/or maintenance as it sees fit. Salk will keep Licensee advised of the status of patent prosecution and shall provide Licensee with copies of official communications about the patent applications and patents contained in the Patent Rights, and shall use its best efforts to provide Salk with drafts of any proposed responses to said communications, in each case sufficiently in advance of any filing date to allow Licensee reasonable opportunity to review such communication or proposed drafts and to provide considered comments and suggestions. Licensee may provide input to Salk on responses Salk makes to the Patent Office, and Salk will give good faith consideration to Licensee’s comments prior to submitting such responses to the Patent Office. Salk’s current outside counsel for prosecution of the Patent Rights is Foley and Lardner. Should selection of a new outside counsel become necessary, Salk shall select new outside counsel for prosecution of the Patent Rights, subject to the approval of Licensee. Notwithstanding Licensee’s obligations of payment of the Patent Costs, such counsel shall represent Salk in such prosecution.

(b)           Licensee shall immediately notify Salk of a change in its entity status under 37 C.F.R. section 1.27. Licensee’s entity status may change due to a change in the number of its employees or if any rights under Patent Rights have been transferred to or released from an affiliate, collaborator or sublicensee.

8.2          Patent Costs.

(a)           Upon execution of this Agreement, Licensee shall pay to Salk Eleven Thousand Four Hundred Forty Three dollars and Fifteen cents ($11,443.15) as reimbursement for all unreimbursed Patent Costs incurred through December 31, 2003. Licensee shall reimburse Salk for all Patent Costs thereafter incurred with respect to the Patent Rights.

(b)           Salk will provide an invoice to Licensee for Patent Costs at least semiannually, which invoice shall be accompanied by reasonable documentation regarding such legal expenses, and Licensee shall reimburse Salk for such Patent Costs within thirty (30) days after delivery of any such invoice. Pursuant to Section 9.5, late payments shall be subject to a charge of one and one-half percent (1.5%) per month compounded. The payment of such late charges shall not prevent Salk from exercising any other rights it may have as a consequence of the lateness of any payment.

(c)           Licensee may elect to surrender its license to any particular Patent Rights in any country by providing to Salk written notice of such intent at least sixty (60) days prior to such surrender. Such notice may be provided by mail, electronic mail or facsimile directly to Salk in house patent counsel. Such notice shall not relieve Licensee from responsibility to reimburse Salk for patent-related expenses incurred prior to the expiration of the sixty (60) day notice period (or such longer period specified in Licensee’s notice). In the event Licensee elects to surrender any license to any particular Patent Rights, such patent application or patent shall be excluded from the definition of the Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Salk and may be freely licensed by Salk, If Licensee surrenders its Patent Rights in a given country a patent application or patent included in the Patent Rights and Salk, ceases to prosecute such patent application or maintain such patent, Licensee shall not sell a product covered by the claims of any such patent as issued or, in the case of an application, covered in the claims as written at the time Licensee notified Salk of its decision not to support the application, unless Licensee is obligated to pay royalties and/or other payments under this Agreement on sales in said country because such product is covered by another patent or patent application licensed hereunder.

8.3                               Infringement of Patent Rights.

(a)                                 In the event Licensee or Salk becomes aware of any actual or potential infringement of any Patent Rights, that party shall promptly notify the other and the parties shall discuss the most appropriate action to take. Salk and Licensee will cooperate with each other to attempt to terminate such infringement without litigation, provided all decisions with respect to such infringement shall ultimately by made by Licensee.

(b)                                 If attempts to abate such infringement are unsuccessful, Licensee shall consult with Salk and shall consider the views of Salk regarding the advisability of the proposed action and its effect on the public interest. Licensee may bring an action at its own expense, in which event Salk shall cooperate with Licensee as reasonably requested, at Licensee’s expense. No settlement, consent judgment or other voluntary final disposition of the action which prejudices the rights of Salk in the Patent Rights may be entered into without the prior written consent of Salk, which consent shall not be unreasonably withheld. To the extent Licensee’s recoveries from such infringement action exceed Licensee’s expenses, Licensee agrees to pay Salk three and a half percent (3.5%) of such excess recoveries.

(c)                                  (i) If required by law, Salk shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that Licensee shall hold Salk harmless from, and indemnify Salk against, any costs, expenses, or liability that Salk incurs in connection with such action. To the extent recoveries from such action exceed Licensee’s expenses, Licensee agrees to pay Salk ten percent (10%) of such excess recoveries.

(ii) Salk may, on its own initiative, join such action at its own expense. In the event Salk joins any such suit prior to the commencement of discovery in such suit and recoveries exceed Salk and Licensee’s expenses, such excess shall be split 75% to Licensee and 25% to Salk in lieu of the payment owed pursuant to the last sentence of Section 8.3(b).

(d)                                 In the event that Licensee elects not to institute or prosecute any suit to enjoin or recover damages from any infringer, then Salk alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and any settlement or award which may be obtained shall be solely Salk’s.

(e)                                  The parties agree to allow non-profit research organizations to practice the methodologies included in the Licensed Technology to the extent the results thereof are not used or, to their knowledge, contemplated to be used for the purpose of development or exploitation by commercial entities and that such activity shall not constitute infringement for purposes hereof.

8.4                               Defense Against Third Party Infringement Claims. In the event any Licensed Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of the Patents Rights or Biological Materials therein, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. Licensee shall have the right to conduct the defense at its own expense of any such suit brought. against Licensee and/or Salk, but no settlement, consent judgment or other voluntary final disposition of the suit which prejudices the rights of Salk in the Patent Rights may be entered into without the prior written consent of Salk, which consent shall not be unreasonably withheld.

8.5                               Marking. Licensee agrees to mark and to require any Affiliate or Sublicensee to mark any Licensed Products (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Patent Rights to be enforced to their full extent in any country where Licensed Products are made, used, sold, or offered for sale.

8.6                               Infringement Rights of Sublicensees and Sub-Sublicensees.  Salk acknowledges and agrees that in connection with a sublicense of rights pursuant to Sections 2.1 and 2.2, Licensee shall be entitled to sublicense its rights under Sections 8.3 and 8.4. In the event of such sublicense, Salk acknowledges that any Sublicensee or Sub-sublicensee will be entitled to exercise the rights of Licensee under Sections 8.3 and 8.4, and Salk will assist such Sublicensee or Sub-sublicensee with any infringement suit in the same manner as Salk will assist Licensee, including agreeing to be joined as a party-plaintiff of any action under Section 8.3 if required by law that is brought by such Sublicensee or Sub-sublicensee in accordance with the provisions of such section.

9                                         REPORTING, VERIFICATION AND PAYMENT.

9.1                               Books and Records. Licensee agrees to keep proper records of scientific research and keep books of account in accordance with generally accepted accounting practices. Such records and books shall include all information necessary for the accurate determination of royalty payments, Sublicensing Revenue, milestone achievement and diligence obligation. Licensee agrees to deliver to Salk, within thirty (30) days after each calendar quarter for which a payment is due hereunder, a report showing the information on which payments herein provided are calculated, including a breakdown of income from sales of each Licensed Product and to accompany each such report with the payment shown to be due thereby. All amounts accrued for the benefit of Salk shall be deemed held in trust for the benefit of Salk until payment of such amounts is made pursuant to this Agreement. Progress Reports showing records of scientific research are to be provided in accordance with Section 13.3.

9.2                               Audit. On reasonable written notice, Salk, at its own expense, shall have the right to have an independent party, inspect and audit the books and records of Licensee, its Affiliates and its Sublicensees during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of royalty payments, Sublicensing Revenue, and milestone achievement under this Agreement. If such examination relates to royalty payments or Sublicensing Revenue, such third party shall be a public accounting firm of recognized national standing. Such examination with respect to any fiscal year shall not take place later than two (2) years following the expiration or termination of this Agreement. The expense of any such audit shall be borne by Salk; provided, however, that, if the audit discloses an error in excess of five percent (5%) in favor of Licensee, then Licensee shall pay, in addition to the amount of any underpayment, the cost to Salk of the audit.

9.3                               Foreign Payments. Royalties based on Net Sales in any foreign country shall be payable to Salk in the United States in United States Dollars. Dollar amounts shall be calculated using the foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency on the last business day of each quarter for which a report is required. Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, Licensee has the right to place Salk’s royalties in a bank account in such country in the name of and under the sole control of Salk; provided, however, that the bank selected be reasonably acceptable to Salk and that Licensee inform Salk of the location, account number, amount and currency of money deposited therein. After Salk has been so notified, those monies shall be considered as royalties duly paid to Salk and will be completely controlled by Salk.

9.4                               Taxes. Licensee shall be responsible for any and all taxes that may be levied by a proper taxing authority on royalties or other payments accruing to Salk under this Agreement. Such taxes may not be deducted from royalties or other payments to be paid to Salk hereunder, Licensee acknowledges that Salk, as a not-for-profit corporation, does not qualify under U.S, tax laws for a tax credit on any taxes paid by Licensee.

9.5                               Late Payments. Late payments shall be subject to a charge of one and one-half percent (1.5%) per month compounded. The payment of such late charges shall not prevent Salk from exercising any other rights it may have as a consequence of the lateness of any payment.

10                                  TERM AND TERMINATION.

10.1 Term. Unless earlier terminated under this Section 10, this Agreement shall become effective as of the date of this Agreement and expire on a Licensed Product by Licensed Product and country by country basis (the “Term”) on the expiration of the Primary License Term or Secondary License Term, as applicable.

10.2                        Termination

(a)                                 Termination by Licensee. Licensee may terminate this Agreement by giving ninety (90) days prior written notice to Salk. Promptly following termination by Licensee pursuant to this Section, Licensee shall return Biological Materials and any other materials, samples, documents, and information, which embody or disclose Patent Rights or any Biological Materials provided to Licensee by Salk in connection with this Agreement, and pay all amounts due as well as all non-cancelable costs incurred by Salk in the performance of its obligations hereunder to Salk through the termination date.

(b)                                 Termination By Salk. Salk has the right to terminate this Agreement as follows:

(i) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 9.5) within thirty (30) days after the date of notice in writing of Licensee’s failure to meet a payment obligation;

(ii) If Licensee defaults in its indemnification and insurance obligations under Section 7 and such default is not cured within fifteen (15) business days of written notice thereof by Salk;

(iii)  If Licensee has failed to provide Salk with any of the written responses described in clauses (a), (b) or (c) of Section 13.1 following notice by Salk in accordance with the terms of Section 13.1;

(iv)  If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensee’s property;

(v)  If Licensee attempts to use, sublicense, transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of Salk’s proprietary rights.

(vi)  If Licensee fails to provide reports (progress reports, royalty reports) or copies of sublicense agreements and fails to cure such deficits within thirty (30) days after the date of notice in writing of such deficit by Salk;

(vii)  If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products or Biological Materials; or

(viii)  Except as provided in subparagraphs (i) - (vii) above, if Licensee defaults in the performance of any material obligations under this Agreement and the default has not been remedied within thirty (30) days after the date of notice in writing of such default by Salk; provided that, if Licensee has used its best efforts to cure such default within such 30-day period and such default remains uncured despite such best efforts, then the time period to cure such default shall be 90 days from the date of notice provided that Licensee continues to use its best efforts to cure such default during such 90-day period.

The failure of Salk to exercise its rights of termination shall not be deemed to be a waiver of any right Salk might have, nor shall such failure preclude Salk from exercising or enforcing said right upon any subsequent failure by Licensee.

10.3                        Consequences of Expiration or Termination.

(a)                                 In the event of expiration of this Agreement or termination of the Agreement by either party for any reason whatsoever:

(i)                                    Licensee shall not thereby be discharged from any liability or obligation to Salk that became due or payable prior to the effective date of such expiration or termination.

(ii)                                The rights and obligations of the parties under Sections 6.3, 7, 9.2, 10.3, 11 and 12 shall survive any expiration or termination of this Agreement.

(iii)                            Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Patent Rights or any Biological Materials; provided, however, that Licensee shall not be obligated to provide Salk with proprietary information which Licensee can show that it independently developed.

(iv)                             Upon termination of this Agreement for any reason, Salk will stand in the place of Licensee with respect to a Direct Sublicensee and such Sublicense agreement will survive in accordance with its terms as long as such Direct Sublicensee is current on its payment obligations under the Sublicense and agrees to pay Salk the future annual maintenance fees due under Section 3.2 and Patent Costs due under Section 8.2(b).

(b)                                 In the event of termination of the Agreement:

(i)                                    Licensee shall pay all amounts due as well as all non-cancelable costs to Salk incurred in the performance of its obligations hereunder through the termination date; and

(ii)                                If Licensee, its Affiliates or its Sublicensees then possess Licensed Product, have started the manufacture thereof or have accepted orders therefor, Licensee, its Affiliates or its Sublicensees shall have the right, for up to one year following the date of termination, to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Product, in order to fulfill such accepted orders, subject to the obligation of Licensee to pay Salk the royalty payments therefor as provided in Section 3 of this Agreement;

(iii)                            Subject to Section 10.3(b)(i), Licensee shall discontinue and shall cause its Affiliates and Sublicensees to discontinue, the manufacture, use, marketing, offering for sale and sale of Licensed Products.

(iv)                             Licensee shall provide a final report of the type described in Section 9.1, including any allowable post-termination sales.

11                                  CONFIDENTIAL INFORMATION.

All confidential scientific and technical information with respect to the Licensed Technology communicated by Salk to Licensee, including, without limitation, information contained in patent applications, shall be received in strict confidence by Licensee, its Affiliates and Sublicensees, used only for the purposes of this Agreement and not disclosed by Licensee, its Affiliates and Sublicensees or their respective agents or employees without the prior written consent of Salk, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees agents, successors, or assigns, (iii) was lawfully disclosed to the recipient by a third party having the right to disclose it, (iv) was already known by the recipient at the time of disclosure and recipient can so demonstrate by competent written proof or (v) is required to be disclosed to a governmental agency pursuant to such agency’s rule and regulations in order to secure regulatory approval, provided that Licensee shall first give notice to Salk of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such information. Nothing contained herein shall prevent Licensee or its Affiliates from disclosing information to Sublicensees so long as such Sublicensees agree to be bound by these confidentiality provisions. All progress reports provided to Salk by Licensee shall be treated by Salk as confidential information in the same manner that Licensee is required to treat Salk confidential information pursuant to this Article 11.

12                                  CHOICE OF LAW; DISPUTE RESOLUTION.

12.1                        Governing Law.  This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

12.2                        Venue.  If either party brings any action to enforce any terms of or pursuant to this Agreement, such action shall be commenced in the jurisdiction in which other party is located, and the party bringing such action shall not seek to remove such action to any other jurisdiction. The parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the state in which the other party is located, and, by execution and delivery of this Agreement, each (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

12.3                        Dispute Resolution.  If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If the dispute remains unresolved forty-five (45) days after the first meeting for the purpose of dispute resolution, then each party shall have the right to pursue alternate dispute resolution or other remedies legally available to resolve the dispute.

13                                  COMMERCIALIZATION.

13.1                        Commercial Development Obligation.  In order to maintain in force the license granted hereunder, Licensee shall, either by itself or through its sublicensees, use commercially reasonable efforts and diligence to develop a Licensed Product, and thereafter to produce and sell reasonable quantities of Licensed Product. The parties hereto acknowledge and agree that achievement of the diligence milestones described in Section 13.2 on or before the dates set forth therein shall be evidence of compliance by Licensee with its commercial development obligations hereunder for the time periods specified in Section 13.2. In the event Licensee has not met a diligence milestone as required hereunder, Salk shall provide Licensee with a written notice that specifies the basis for such belief. Upon such notice, Licensee has sixty (60) days to respond in writing with (a)proof of diligence, and/or (b)a plan for cure to Salk’s satisfaction, and/or (c)a reasonable rationale as to why the milestone could not reasonably have been met, or cured, due to factors beyond Licensee’s control; in such instance Licensee must also provide to Salk a revised reasonable diligence timeline, consistent with the revised development timeline of Licensee’s product. In the event that Licensee does not provide either a, and/or b, and/or c above, Salk has the right to terminate the Agreement in accordance with Section 10.2(b).

13.2                        Diligence Milestones.  Prior to signing this Agreement, Licensee shall have provided to Salk the Research and Development Plan attached hereto as Exhibit C, under which Licensee intends to bring the subject matter of the Patent Rights to the point of commercial use.

This Research and Development Plan is hereby incorporated by reference into this Agreement and is the basis for the following performance Milestones:

a)             Initiation of in vivo testing of murine ActRIIFc

b)             In vivo efficacy with murine ActRIIFc in model of human disease

c)              Initiation of IND enabling toxicology studies with human ActRIIFc product candidate

d)             Initiation of phase I clinical studies with ActRIIFc product candidate

e)              Completion of a phase II-A. clinical study with ActRIIFc product candidate

The Parties agree that the aforementioned performance Milestones (a) through (e) have been achieved.

13.3                        Progress Reports. Licensee shall provide to Salk on or before February 15 of each year a written report of its progress with respect to the scientific research and discovery, development, and commercialization of Licensed Products. Such report shall include the current status of developing such products including if applicable, preclinical studies, clinical trials, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology and/or each field of use. If actual progress differs from that anticipated in the Research and Development Plan required under Section 13.2, Licensee shall provide to Salk a written explanation of the reasons for the difference and a written proposal for a modified Research and Development Plan.

13.4                        U.S. Manufacture. To comply with U.S. Government regulations for the licensing of federally funded inventions, Licensee, its Affiliates and any sublicensee(s) will commit that Licensed Products or Licensed Services sold in the U.S. will be manufactured substantially in the US to the extent required by law. Notwithstanding the foregoing, if during the term of the License Agreement, Licensee, its Affiliates and/or its sublicensees so request to Salk in writing, Salk shall at that time agree to seek a waiver from the U.S. Government with respect to the requirement that Licensed Products for sale in the U.S. be manufactured substantially in the U.S. Licensee understands that Salk cannot guarantee that such waiver can be obtained. Licensee shall bear all costs associated with seeking such waiver.

13.5                        Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency that requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

14                                  ADDRESSES.

Except as otherwise provided, payments to be made hereunder to Salk shall be made by wiring the required amount to Salk’s bank in accordance with Salk’s instructions or by mailing or sending by commercial courier checks for the required amount to Salk’s address. Except as otherwise provided, notices and reports provided for herein shall effectively be given by mailing the same by certified or registered mail or by delivery by commercial courier, in each case properly addressed with charges prepaid. For the purposes of making payments and giving notices, the addresses of the parties hereto are as follows:

The Salk Institute for Biological Studies

10010 North Torrey Pines Road

La Jolla, CA 92037

Attn: Licensing Administrator, Office of Technology Management

Acceleron Pharma, Inc.

128 Sidney Street

Cambridge, MA 02139

Attn: Legal Department

or to such subsequent addresses as either party may furnish the other by giving notice thereof as provided in this Section 14.

15                                  MISCELLANEOUS.

15.1                        Assignment.

(a)                                 Licensee may assign this Agreement as part of:

(i) Sale or other transfer of all or substantially all of Licensee’s entire business (whether by merger, stock sale, sale of assets or otherwise); or

(ii) Sale or other transfer of that part of Licensee’s business to which the license granted hereby relates; or

(iii) A transaction other than described in (i) or (ii), following payment to Salk of a fee of One Hundred Thousand Dollars ($100,000).

(b)                                 Salk shall release Licensee of liability hereunder upon receipt of writing from successor or assignee expressly agreeing to be bound by all the terms and provisions of this Agreement.

(c)                                  Licensee shall notify Salk within ten (10) days of any assignment of this Agreement by Licensee and provide the new contact information of assignee.

(d)                                 Upon assignment of this Agreement to a successor or assignee as provided under 15.1(a), the term “Licensee” as used herein shall mean such successor assignee.

15.2                        Headings.  The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.3                        Amendment.  No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

15.4                        Bankruptcy.  Licensee agrees to provide notice to Salk of its intention to file a voluntary petition in bankruptcy or, where known to Licensee, of another party’s intention to file an involuntary petition in bankruptcy for Licensee, said notice to be received by Salk at least one hundred (100) days prior to filing such petition. Salk may terminate this Agreement upon receipt of such notice at its sole discretion. Unless otherwise provided by law, Licensee’s failure to provide such notice to Salk will be deemed a pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy. Notwithstanding the above, Licensee agrees to provide notice to Salk upon filing a voluntary petition in bankruptcy.

15.5                        Force Majeure.  Any delays in performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to, acts of god, embargoes, governmental restrictions, strikes or other• concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other• party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

15.6                        Independent Contractors.  In making and performing this Agreement, Salk and Licensee act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Salk and Licensee. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

15.7                        Use of Salk’s Name.  Except as otherwise provided herein or required by law, Licensee will not originate any publication, news release or other public announcement, written or oral, whether in the public press or otherwise, relating to this Agreement or to the performance hereunder, without the prior written approval of Salk, which approval will not be unreasonably withheld. Such planned publication, news release or other public announcement shall be provided five (5) days in advance for approval by Salk. Salk agrees that Licensee may make known in promotional and technical literature that the Licensed Technology was developed at Salk by Dr. Wylie Vale and other scientists in his/her laboratory and that products are offered under license from Salk; provided, however, that such use shall not state or imply that Salk has any relationship with Licensee other than as licensor or shareholder.

15.8                        Publication.  Except as set forth in Section 5.2, Licensee agrees that Salk (including its employees) shall have a right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, Salk’s right to publish.

15.9                        Severability.  If any term, condition or provision of this Agreement is held to be unenforceable by a court having proper jurisdiction for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent of the law.

15.10                 Waiver.  None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance. Waiver of one term, covenant or condition, shall not be construed as waiver of any other term, covenant or condition.

15.11                 Entire Agreement.  This Agreement and Exhibits attached hereto contain the entire agreement and understanding between the parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

SALK INSTITUTE FOR BIOLOGICAL STUDIES

By:	/s/ Michael T. White
Duly authorized

Name:	Michael T. White

Title:	Senior Director, Office of Technology Management

Date:	8-6-2010

LICENSEE

By:	/s/ John Knopf
Duly authorized

Name:	John Knopf

Title:	Chief Executive Officer

Date:	8-24-2010

EXHIBIT A

PATENT RIGHTS

Activin Receptors

U.S. PATENTS

U.S. Patent No. 5,885,794 issued March 23, 1999,

Cloning and Recombinant Production of Receptor(s) of the Activin/TGF-B Superfamily,

Mathews and Vale, Inventors.

Application Serial No. 300,584, filed September 2, 1994, which is a Continuation application based on U.S. Application Serial No. 880,220, filed May 8, 1992, which is a CIP application of U.S. Application Serial No. 773,229, filed October 9, 1991, which is a CIP application of U.S. Application Serial No. 698,709 filed May 10, 1991, now abandoned.

U.S. Patent No. 6,162,896 issued December 19, 2000,

Recombinant Vertebrate Activin Receptors,

Mathews, Tsuchida and Vale, Inventors.

Application Serial No. 476,123, filed June 7, 1995, which is a CIP application based on U.S. Application Serial No. 300,584, filed September 2, 1994, now U.S. Patent No. 5,885,794.

U.S. PATENT APPLICATIONS PENDING

U.S. Application Serial No. 09/742,684, filed December 19, 2000.

Cloning and Recombinant Production of Receptor(s) of the Activin/TGF-B Superfamily,

Mathews, Tsuchida and Vale, Inventors.

Divisional application based on U.S. Application Serial No. 476,123, June 7, 1995, now U.S. Patent No. 6,162,896.

EXHIBIT B

Biological Materials

Licensee is not requesting any Biological Materials upon execution of this Agreement. Should any Biological Materials be transferred to Licensee from Salk during the Term of the Agreement, this Exhibit B will be updated to indicate the Biological Materials transferred and the date of such transfer.

EXHIBIT C

Licensee Research and Development Plan

Development of ActRIIa and/or ActRlIb as Human Therapeutics for the Treatment of Muscle Wasting Disorders

1)                   Year 1 - Development of Constructs and Cell Lines:

Following signing the agreement with The Salk Institute Acceleron will make gene constructs fusing the extracellular portion of the ActRII receptors to the amino terminal end of a murine Fc (mActRIIaFc, and mActRIIbFc). Acceleron will develop mammalian cell lines that secrete these soluble receptors. The activity of the secreted receptors will be determined in cell based assays monitoring the signaling of GDF-8, Activin, BMP-7, Nodal, and BMP-6. If we observe an IC50 of the soluble receptors of less than 5uM we will initiate the next phase of the program.

2)                   Year 2 – Evaluation of Soluble ActRII Receptors In Vivo:

The expression of the mActRIIaFc, and mActRIIbFc will be amplified in mammalian cell lines for a period of up to six-nine months. The desired expression level is at least 3 mg/L with 50mg/L being most desirable. At least 10 L of conditioned media will be processed to purify 30mg of mActRIIaFc, and mActRIIbFc suitable for in vivo studies. This material will be administered to mice at a dose of 5mg/kg once per week for a period of 12 weeks and the muscle weights determined. If a muscle mass increase of 20% or greater is observed we will proceed with a dose response study. If a dose of less than 3 mg/kg for 3 months provides a half maximal response we will scale up the cell line production and purification.

3)                   Year 3 – Evaluation in Disease Models:

Acceleron will purify larger amounts of murine material and monitor the effects in murine models of human disease including, Muscular dystrophy, ALS, Glucocorticoid induced muscle wasting and diet induced obesity (diabetes). If the results with the soluble murine receptors are positive 1) Treated SOD mice have greater than 15 days of survival vs untreated SOD mice 2) Muscular dystrophy mice - significant delay in the onset of muscle weakness and fibrosis (at least 2 months), reversal of muscle weakness and fibrosis more desirable 3) Delay in the development of insulin resistance and or hyperglycemia, or better reversal of insulin resistance and or hyperglycemia. If we have failed to observe any adverse events which would preclude using the soluble receptors as human therapeutics for the diseases listed, and the above studies are repeated at least once with positive results, we will construct the corresponding human FC fusion receptor and begin cell line development.

4)                   Year 4 – Process Development of Human Material:

The key aspect here is to develop a production cell line and obtain high expressing lines that will limit the COGS. Multiple transfections we be performed and cell lines amplified over a period of about 6 months. Material (hActIIaFc and hActRIIbFc) will be purified and tested in a short-term model of muscle mass increase for 2 weeks in rodents. If the in vivo tests are positive, the cell lines will be scaled up under GLP conditions and the product candidates will be purified for IND enabling Toxicology studies. Toxicology studies will be initiated externally.

5)                   Year 5 – Completion of Tox Studies and Initiation of Phase I:

Results of toxicology studies will be obtained three months after submission of material sufficient to perform studies. Once the toxicology studies have been reviewed and are determined to be acceptable for the clinical indication we are focused on, we will initiate a clinical manufacturing program. Clinical manufacturing will require about 1 year to produce enough material for a 2 year ALS clinical study of about 250 patients. Once enough material is available, a one month phase I pharmacokinetics 12 patient clinical study with the selected product (either hActRIIaFc or hActRIIbFc) will be initiated.

6)                   Years 6-10 – Clinical Studies:

Assuming no adverse events during the first phase I study additional studies will be conducted. The exact plan including timing, numbers of trials, numbers of patients, endpoints, etc. will depend on the indication as well as discussions with the FDA and clinical experts in the field. Early studies under consideration assuming that ALS is the first indication are as follows: (1) 12 week escalating dose 40 patient study monitoring muscle strength, (2) Phase IIa 220 patient 12 month study measuring survival, maximum voluntary isometric contraction (MVIC), changes in functional status, respiratory function and other secondary outcomes.

Exhibit D

Letter Agreement Concerning Payment of Sublicense Revenues, dated March 30, 2009

CONFIDENTIAL

March 30, 2009

Michael T. White, Ph.D., CLP

Senior Director

Office of Technology Management

The Salk Institute

10010 North Torrey Pines Road

La Jolla, CA 92037-1099

Re:                             Letter Agreement Concerning Payment of Sublicense Revenues

Dear Michael:

As we discussed earlier this month, we have reached an agreement concerning the payment of a share of Sublicensing Revenue to the Salk Institute under Section 3.5 of the Salk/Acceleron License Agreement (“License Agreement”). For this letter, the term “Sublicensing Revenue” shall have the meaning set forth in Section 1.14 of the License Agreement.

The Salk Institute and Acceleron recognize (a) that the patent rights licensed under the License Agreement are for the United States only; and (b) that the exclusive license granted by Acceleron to Celgene for the development of ActRIIA-Fc products (the “Celgene Agreement”) included world-wide rights. Therefore it is appropriate to evaluate the share of Sublicensing Revenue due to the Salk Institute in view of the territorial reach of the Salk patent rights.

The Salk Institute and Acceleron have agreed that the US portion constitutes 95% of the North American rights which in turn constitute 50% of the world-wide rights. For calculating payment due under Section 3,5 of the License Agreement, we agreed to use the following formula:

Total Sublicensing Revenues received x 15% x 50% x 95% = Section 3.5 amount payable to the Salk Institute (or 7.125% of Sublicensing Revenue)

We agreed to use this formula for Sublicensing Revenues in connection with the Celgene Agreement, including those listed in Sections 5.1(i) and 5.2 of the Celgene Agreement.

128 Sidney Street, Cambridge, MA 02139     tel  617 649 9200     Fax  617 649 9988     www.acceleronpharma.com

If this letter reflects your understanding of this agreement, please countersign below and return a copy to me at your convenience.

Regards,

/s/ John Quisel

John Quisel
VP, Intellectual Property and Legal Affairs
Acceleron Pharma, Inc

This Letter Agreement accurately reflects the understanding of the Salk Institute

By:	/s/ Michael T. White	Date:	4-2-2009